UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2023
MarketWise, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39405	87-1767914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1125 N. Charles St.
Baltimore, Maryland 21201
(Address of principal executive offices, including zip code)

(888) 261-2693
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MKTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On October 19, 2023, MarketWise, Inc. (the “Company”) notified the Nasdaq Listing Qualifications Department (“Nasdaq”) that, due to the resignation of Mark Gerhard and Riaan Hodgson (as described herein), the Company no longer complies with Nasdaq’s audit committee composition requirements as set forth in Listing Rule 5605. The Company informed Nasdaq that it intends to regain compliance with Listing Rule 5605 within the 180-day cure period provided under Listing Rule 5605(c)(4). To that end, the Board of Directors (the “Board”) of the Company is currently seeking to identify director candidates with requisite skills and experience to serve as members of the Audit Committee of the Board.
The Company’s notification has no immediate effect on the listing of the Company’s common stock on The Nasdaq Global Select Market.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Leadership Transition
On October 17, 2023, the Board appointed F. Porter Stansberry to serve as Chief Executive Officer of the Company and Chairman of the Board, effective immediately. In connection with Mr. Stansberry’s appointment, the Board and Amber Mason agreed that Ms. Mason would step down as Chief Executive Officer and resign as a member of the Board, effective immediately. On October 18, 2023, Mark Gerhard and Riaan Hodgson resigned from the Board, effective immediately. The resignations of Ms. Mason and Messrs. Gerhard and Hodgson were not related to any disagreement with the Company regarding the Company’s financial condition, results of operations, internal controls, disclosure controls and procedures, policies or practices.
Mr. Stansberry, age 50, is the founder of the Company. Mr. Stansberry previously served as Chairman of the Board until December 2020 and rejoined the Board in September 2023. In April 2022, he founded Porter & Company, an investment advisory boutique. In addition to his 25+ year career as a financial analyst and publisher, Mr. Stansberry is also the founder of OneBlade, Inc., a men's luxury shaving brand. Mr. Stansberry holds a Bachelor of Arts degree in political science and government from the University of Florida.
In connection with Mr. Stansberry’s appointment, on October 20, 2023, the Compensation Committee of the Company’s Board (the “Committee”) approved a letter agreement with Mr. Stansberry providing for the terms of his employment as Chief Executive Officer (the “Stansberry Letter Agreement”). Under the Stansberry Letter Agreement, Mr. Stansberry’s annual base salary will be $1.00. Mr. Stansberry will also be eligible to receive an annual discretionary incentive bonus (the “Annual Incentive Bonus”) composed of cash and/or equity awards granted under the MarketWise, Inc. 2021 Incentive Award Plan (or any successor thereto), with such annual target incentives as may be determined by the Committee in its sole discretion.
In addition, in connection with his appointment as Chief Executive Officer, Mr. Stansberry will be eligible to participate in the Company’s Executive Severance Plan which was adopted on December 16, 2022 (the “Severance Plan”), pursuant to which, in the event of the termination of Mr. Stansberry’s employment by the Company without Cause or Mr. Stansberry’s resignation for Good Reason (each as defined in the Severance Plan), Mr. Stansberry will be entitled to receive (i) a lump-sum cash payment equal to 1.5 times his base salary (2 times his base salary if such termination occurs during the Change in Control Protection Period (as defined in the Severance Plan)), (ii) a pro-rated portion of his Target Cash Bonus (as defined in the Severance Plan) for the year of termination (2 times his Target Cash Bonus if such termination occurs during the Change in Control Protection Period), (iii) healthcare continuation coverage or reimbursement of premiums for 18 months following termination, and (iv) continued vesting of outstanding time-based equity awards (or acceleration of vesting of outstanding time-based equity awards if such termination occurs during the Change in Control Protection Period), in each case, subject to Mr. Stansberry’s execution and non-revocation of a release of claims and Mr. Stansberry’s continued compliance with applicable restrictive covenants, including 18 month post-termination non-competition and non-solicitation covenants and perpetual confidentiality covenants. The Severance Plan also provides that, in the event of the termination of Mr. Stansberry’s employment due to death or Disability (as defined in the Severance Plan), Mr. Stansberry will be entitled to receive (i) healthcare continuation coverage or reimbursement of premiums for 18 months following termination, and (ii) acceleration of vesting of outstanding time-based equity awards.
The foregoing summary descriptions of the Stansberry Letter Agreement and Severance Plan are qualified in their entirety by reference to the texts of such documents, copies of which are attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated October 20, 2023, by and between the Company and F. Porter Stansberry.
10.2	MarketWise, Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 13, 2023).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarketWise, Inc.

Date: October 23, 2023	By:	/s/ Erik Mickels
	Name:	Erik Mickels
	Title:	Chief Financial Officer